NO : 1 8

Natural Gas Purchase Agreement

Seller:	Shaanxi Natural Gas Co., Ltd.

Purchaser:	Xi'an Xilan Natural Gas Co., Ltd.

Natural Gas Purchase Agreement
Contract No.: 18
Signed at: Xi’an, Shaanxi
Seller                (Party A): Shaanxi Natural Gas Co., Ltd.
Purchaser        (Party B): Xi’an Xilan Natural Gas Co., Ltd.

According to the CONTRACT LAW OF THE PEOPLE’S REPUBLIC OF CHINA, the MUNICIPAL GAS MANAGEMENT REGULATION, as well as the MUNICIPAL GAS SECURITY MANAGEMENT REGULATION, to confirm the rights and obligations of both parties, after negotiation, Party A and Party B reached the following agreement (‘the Agreement’).

Article 1           Duration and Supply
1.	Duration: From 8 am on December 31, 2007 to 8 am on December 31, 2008.

2.
Supply: According to the annual plan of the China Natural Petroleum Corporation (‘CNPC’) Changqing Natural Gas Company and the distribution plan of the Shaanxi Development and Reform Commission, the volume of gas in this contract for the year 2008 will be 25.58 million cubic meters.

Unit: Million cubic meters
Jan.	Feb.	Mar.	Apr.	May	Jun.	Jul.	Aug.	Sep.	Oct.	Nov.	Dec.
1.94	2.18	2.53	1.94	1.64	1.83	1.76	2.05	1.99	2.49	2.52	2.71
3.
In order to ensure continuing operation, Party B shall provide the annual gas usage plan for next year before July 20 2008 and the monthly gas usage plan before the 20th of each month to Party A in writing.

4.	Party B shall provide timely and accurate market information regarding gas usage and market development for the efficient and timely communication between both parties.
5.
Party B shall inform Party A of its new users one year in advance. Party B must obtain approval under Notification No. [2005] 387 by Shaanxi Development and Reform Commission for natural gas quota. Otherwise, Party A will not consider the natural gas demand for Party B’s new industrial users.

6.	Shaanxi Natural Gas Supply Contingency Plan No. [2005] 387 shall govern in cases of gas supply shortage or other emergency, and is attached as exhibit for this Agreement.

Article 2           Price Setting
1.	Selling price is set according to the relevant documents of Shaanxi Price Bureau.
According to Shaanxi Natural Gas Price Adjustment 31 [2006], the price for natural gas supplied by Party to Party B is RMB 1.26 per cubic meter at city gate stations, which includes RMB 0.77 per cubic meter as base cost and RMB 0.49 per cubic meter as long-distance pipeline transmission cost.
2.	During the term of this contract, in cases of any price adjustments by regulatory authorities, the new price shall substitute the price currently agreed by both parties.

Article 3           Supply Handover
The handover place is designated at Party A's Lintong transmission station, whereby the natural gas ownership as well as corresponding risks shall be transferred from Party A to Party B.

Article 4  Gas Quality
Natural gas provided is purified and supplied by the Bureau of Changqing Gas Purification Plant which satisfies the second level of GB17820-1999 "Gas" Category Standard.

Article 5  Gas Pressure
The pressure of sub-transmission station exit is less than 1.0 MPa.

Article 6  Gas Metering and Transition
1.	Volume calculation:
(1)	Measurement standards: the amount of gas shall be measured by volume, and in compliance with law of the People's Republic of China's oil and gas industry standard SY/T6143-2004.
(2)	Measurement condition: the standard temperature to measure the volume of gas is 293.15K (20 degrees Celsius) with pressure 101.325 Pa (1 standard atmospheric pressure).

2.	Gas handover
(1)
Shall be in accordance with the calculation standards of Party A’s Lintong distribution station, it will be monitored by Party B,  and Party A is responsible for the operation of the measuring instruments.

(2)	Party A shall provide receipt daily in five copies. After recording and signing by both parties, these copies will be deemed as proof of settlement.
(3)	At 8 o 'clock every morning, Party B will assign staff to record volume of gas with Party A’s staff at the Lintong station.

3.	Maintenance of measuring instruments
According to the State regulations, both parties agreed to assess the measuring instruments regularly by the Shaanxi Metrology Institute. Party A shall provide the copy of tested results to Party B.

4.	Dispute Resolution for Measuring
(1)
In the process of gas supply, if Party B has objection to Party A relating to the volume of metrological instrument measuring, it shall inform Party A in written within three days, and invite professionals in the Shaanxi Scientific Research Institute to perform metrological measurement. Party B shall cooperate with Party A. If instrument measuring data are incorrect, Party A shall amend the record on the day when dispute arises and be liable for the expenses otherwise Party B will be liable for the assessment expenses.

(2)
For disputes between the parties, settlement will be in accordance with Party A's calculation standards. The amended figures after negotiation will be used in the settlement calculation, where overpaid/underpaid amount will be settled.

Article 7  Prepayment
In accordance with the "Payment made before supply" principle, and in order to guarantee the overall performance of the contract, within one week of the date of this Agreement, Party B shall prepay RMB 1.76 million to Party A.

Article 8  Payment Settlement
1.	Settlement time
On the 30th of each month, and within three days (If it falls on a holiday, the payment day will be moved forward).
2.
The settlement: According to the People's Republic of China’s present interim measures for the administration of gas supply:  ‘For the settlement of supply settlement, the measurement by the seller shall prevail’. Each day, the "Invoice for the supply and purchase of gas" as signed by the designated staff of each party will be the proof of settlement for the supply of natural gas.

3.	Payment option
Party B shall adopt bank transfer and check transfer methods etc. Party B shall send or fax a copy of the receipt to Party A after payment is made.

Article 9  Gas Load
Party A is only responsible within the scope of this Agreement. Party A is not responsible for the gas load in situation such as co-operating with Party B to alter the volume of gas supply in accordance with the condition of pipeline safety and production capacity.

Article 10 Party A’s Responsibility of Breach of Contract
1.	Under normal circumstances, Party A shall be in strict compliance with the plan for continuous gas supply. Party A cannot automatically suspend the supply.
2.
For repair and maintenance of the gas pipelines, it will require a temporary suspension of the gas supply. Party A shall inform Party B 24 hours in advance; for sudden failure leading to immediate suspension of supply, Party A shall inform Party B immediately. After suspension of supply, Party A shall fix and provide gas supply as soon as possible.

3.	Party A shall provide written notice to Party B five days in advance when gas supply is suspended for overhaul maintenance.
4.
If Party B reasonably requests to suspend gas supply, Party A shall immediately contact the upstream units for volume adjustment and prepare for the termination of the gas supply, and accordingly inform Party B.

Article 11  Party B's Responsibility of Breach of Contract
1.
If Party B is unable to perform the contract in the following circumstances, it will be deemed as a breach of the contract and Party B will be liable to compensate the losses caused to the other party:

(1)	Under normal circumstances, Party B shall be in strict compliance with the target for continuous gas usage.
(2)
When Party B intends to terminate gas usage, Party B shall inform Party A 24 hours in advance so that Party A can perform all the necessary preparation works for the suspension of gas supply. Party B can only shut down the valves after receiving replied from Party A. For sudden failure causing suspension of gas supply, Party B shall inform Party A immediately. Party B shall fix and ensure gas usage as soon as possible.

(3)	Party B shall provide written notice to Party A five days in advance when gas supply is suspended for overhaul maintenance.
(4)	If Party A reasonably requests to suspend supply, Party B shall cooperate with and reply Party B immediately.

2.
If Party B fails to settle the payments on time, besides paying money according to the daily amount, from the second day of the deferred payment, Party B shall pay 0.3% of accounts payable per day as the penalty. If Party B delays the payment for more than 5 days, Party A may reduce the quantity of daily gas supply, and may not guarantee minimum supplies, all of the consequential losses shall be borne by Party B.

Article 12  Dispute Resolution
1.	For disputes arising between the parties, both parties shall make their best effort to negotiate. If the dispute cannot be resolved, either party can pursue the first resolution set forth as follow:
(1)	Apply to the Xi'an arbitration commission;
(2)	Proceed with legal proceedings at the People's Court at Party A's locality.
2.	During the mediation period, both parties are strictly bound by this Agreement.

Article 13  Other terms
1.
Unless terminated under contract law, either party shall not unilaterally modify or terminate this Agreement. Either party, requesting to change or terminate this Agreement in accordance with the law, shall promptly notify the other party in writing and to reach a written agreement between the parties.

2.	If this Agreement could not be performed due to force majeure, both parties, in accordance with relevant laws and regulations, shall negotiate and settle the matter promptly.
3.	As for any outstanding issues, the two parties can make further negotiation and enter into a supplemental agreement. The supplemental agreement has the same legal effect as this Agreement.

Article 14  Supplementary Provisions
1.	This Agreement will be valid from 8:00 am on December 31, 2007 until 8:00 am on December 31, 2008.
2.	This Agreement is executed in four copies, two original and two copies, all of which have equal legal effectiveness. Each of Party A and Party B holds one original copy respectively.

Party A：Shaanxi Natural Gas Co., Ltd
Company Seal

Party B：Xi’an Xilan Natural Gas Co., Lt
Company Seal